CERTIFICATE OF MERGER
                                      OF
                              MWC HOLDINGS, INC.
                                     INTO
                       HAYES WHEELS INTERNATIONAL, INC.



                  Pursuant to Section 251(c) of the General
                   Corporation Law of the State of Delaware


                    Hayes Wheels International, Inc., a Delaware corporation, does hereby certify to the following facts relating to the merger of MWC Holdings, Inc. into Hayes
          Wheels International, Inc. (the "Merger"):

                    FIRST: The names and states of incorporation of the constituent corporations to the Merger are as follows:

          Name                                    State

          MWC Holdings, Inc.                      Delaware
          Hayes Wheels International, Inc.        Delaware

                    SECOND: An Agreement and Plan of Merger, dated as of March 28, 1996 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

                    THIRD: The name of the corporation surviving the Merger is Hayes Wheels International, Inc. (the
          "Surviving Corporation").

                    FOURTH: The text of the Restated Certificate of Incorporation of the Surviving Corporation as it shall be amended in its entirety at the effective time of the Merger is set forth as Exhibit A to this Certificate of Merger.

                    FIFTH: An executed copy of the Merger Agree-ment is on file at the principal place of business of the Surviving Corporation, 38481 Huron River Drive, Romulus, Michigan 48174. A copy of the Merger Agreement will be furnished upon request and without cost to any stockhold-er of either constituent corporation.

                    IN WITNESS WHEREOF, Hayes Wheels International, Inc. has caused this Certificate of Merger to be executed in its corporate name this 2nd day of July, 1996.

                                   HAYES WHEELS INTERNATIONAL, INC.


                                   By: /s/ Daniel M. Sandberg
                                   Name:  Daniel M. Sandberg
                                   Title: Vice President, General
                                          Counsel and Secretary